Exhibit 10.40

ARDENT HEALTH PARTNERS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(Effective July [•], 2024)

ARTICLE I

PURPOSE

The purposes of the Ardent Health Partners, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) are as follows: (i) to pay differentially higher compensation for higher levels of work and responsibility; (ii) to provide a compensation structure that will attract and retain highly competent candidates; and (iii) to provide a significant portion of compensation in the form of equity-based awards to further align non-employee director compensation with stockholder interests. All references to a “Director” in this Program shall mean a member of the Company’s Board of Directors (the “Board”) who neither is employed by the Company or any of its subsidiaries, nor is designated as ineligible to participate in this Program at the direction of, and due to his or her affiliation with, Ventas, Inc.

ARTICLE II

BASE ANNUAL RETAINER

Each Director shall receive a base annual retainer (the “Base Annual Retainer”) in the form of cash and equity award compensation as follows:

2.1	Cash: $100,000 to be paid in arrears in quarterly installments of $25,000 made within five (5) business days of the last calendar day of each calendar quarter.

2.2

RSU Grants: $185,000 to be paid in the form of restricted stock units (“RSUs”) awarded under the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan. The RSUs shall be subject to the following terms and conditions:

(a)

Grant Date: The RSUs shall be granted during the first calendar quarter of each calendar year (the “Standard Grant Date”), subject to the Director’s continued service through the Standard Grant Date, or, if applicable, effective as of the commencement of a Director’s service on the Board (the “Follow-On Grant Date”). Notwithstanding the foregoing, the initial grant date (the “Initial Grant Date”), with respect to Director service between the completion of the initial public offering of the Company (the “IPO”) and March 31, 2025, shall occur as soon as practicable following the completion of the IPO, subject to the Director’s continued service through the Initial Grant Date.

(b)

Amount: The number of RSUs to be granted on the Initial Grant Date, Standard Grant Date or, subject to Section 2.3(c) below, Follow-On Grant Date (collectively, the “Grant Date”) shall be the nearest whole number of shares as determined by dividing $185,000 by the average closing market price of the Company’s common stock as listed on the New York Stock Exchange over the period of twenty (20) trading days prior to the Grant Date (or such shorter period of trading days on which the Company’s common stock is listed on the New York Stock Exchange in connection with any Follow-On Grant Date that occurs within the first twenty (20) trading days during which such stock is so listed), and if such Grant Date does not fall on a trading day, then on the last trading day prior to the grant date; provided that the number of RSUs granted with respect to the Initial Grant Date shall be based on the closing price of a share of Company’s common stock on the date of the IPO.

(c)	Vesting and Form of Award Agreement.

(i)

Except as otherwise approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”) at the time of grant, the RSUs shall vest on the one (1) year anniversary of the Standard Grant Date (without regard to whether such RSUs were granted on a Follow-On Grant Date after the occurrence of the Standard Grant Date and prior to the one (1) year anniversary of the Standard Grant Date); provided that the RSUs relating to the Initial Grant Date shall vest on March 31, 2025.

(ii)

The RSUs will become fully vested in the event of a change in control of the Company or if the Director ceases to serve on the Board due to death or disability, as further described in the form of award agreement approved by the Compensation Committee. Additional vesting acceleration terms shall apply for RSUs granted with respect to the Initial Grant Date in the event a Director serves as a Director until the first annual meeting of stockholders following the Grant Date, but either (i) fails to be re-elected as a Director (other than in circumstances related to such Director’s misconduct or other similar circumstances) or (ii) does not stand for re-election, in either case at such first annual meeting of stockholders, in which case, the RSUs shall vest on the date of such annual meeting of stockholders.

2.3	Proration:

(a)	The quarterly payments of the cash portion of the Base Annual Retainer shall be prorated, as applicable, based on the days of service on the Board during the applicable calendar quarter.

(b)

The number of RSUs to be granted in connection with the Base Annual Retainer, shall be prorated, as applicable, based on the days of service on the Board during the applicable calendar year; provided that the RSUs relating to the Initial Grant Date shall not be prorated with respect to periods during the 2024 calendar year that preceded the IPO.

ARTICLE III

ADDITIONAL RETAINER

A Director serving as Chairperson of the Board or as a member of a standing committee of the Board (“Committee”), including as Chairperson of such Committee, shall, for periods on and after the completion of the IPO, be paid an additional annual cash retainer for such additional service as set forth below. The cash retainer for such additional service will be paid in arrears in four equal quarterly installments made within five (5) business days of the last calendar day of each calendar quarter; provided that such Director shall be entitled to a pro-rated cash retainer, as applicable, based on the days of such additional service during the applicable calendar quarter.

Position	Additional Retainer
Chairperson of the Board	$125,000

Audit and Compliance Committee - Chairperson	$30,000

Audit and Compliance Committee - Committee Member	$15,000

Compensation Committee - Chairperson	$20,000

Compensation Committee - Committee Member	$10,000

Nomination and Corporate Governance Committee - Chairperson	$15,000

Nomination and Corporate Governance Committee - Committee Member	$7,500

Patient Safety and Quality of Care Committee - Chairperson	$20,000

Patient Safety and Quality of Care Committee - Committee Member	$10,000

For the avoidance of doubt, a Committee Chairperson’s additional retainer as Chairperson shall be the sole additional retainer that shall be payable with respect to such Committee Chairperson’s service on such Committee, such that, the Committee Chairperson shall not receive the separate Committee Member retainer described above during such period that he or she serves as Committee Chairperson.

ARTICLE IV

EXPENSE REIMBURSEMENT AND COMPENSATION FOR ADDITIONAL TIME EXPENDED

6.1

Expense Reimbursement. Each Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board or its Committees or in connection with other Board-related business or activities.

6.2

Compensation for Additional Time. Each Director may be compensated in cash on a “per diem,” hourly or other basis at a rate that is reasonable and fair to the Company as determined in the discretion of the Chairman of the Board (or, should the matter be referred to them, the Board or the Compensation Committee), for significant time spent outside of Board or Committee meetings for meetings or activities outside the scope of normal Board duties, including, without limitation, director training or other activities deemed necessary by the Chairman of the Board (or should the matter be referred to them, the Compensation Committee or the entire Board). Any dollar amounts set for a particular unit of time shall be paid on a pro rata basis for time expended that is less than the full unit of time for which a rate was set.

ARTICLE V

ADMINISTRATION

The Compensation Committee shall administer this Program; provided that the Board shall retain authority to act in lieu of the Compensation Committee as it deems appropriate.

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